As Filed with the Securities and Exchange Commission on February 15, 2008.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MWI VETERINARY SUPPLY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	651 S. Stratford Drive, Suite 100 Meridian, Idaho 83642 (800) 824-3703	02-0620757
(State of Incorporation)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

MWI VETERINARY SUPPLY, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN (Full Title of the Plan)

James F. Cleary, Jr.

President and Chief Executive Officer

651 S. Stratford Drive, Suite 100

Meridian, Idaho 83642

(800) 824-3703

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

James A. Lebovitz, Esq.

Stephen M. Leitzell, Esq.
Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, PA 19104
(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, par value $0.01 per share (3)	500,000 shares	$35.29	$17,645,000	$693.45

(1)              Pursuant to Rule 416(a), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the MWI Veterinary Supply, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)              Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee, on the basis of $35.29 per share, the average of the high and low sale prices of the Common Stock as reported in the Nasdaq Global Select Market on February 12, 2008.

(3)              In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by MWI Veterinary Supply, Inc. (the “Registrant”) are hereby incorporated herein by reference:

(a)           The Registrant’s annual report for the fiscal year ended September 30, 2007, filed on Form 10-K on November 21, 2007.

(b)           The Registrant’s quarterly report for the fiscal quarter ended December 31, 2007, filed on Form 10-Q on February 1, 2008.

(c)           All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since September 30, 2007.

(d)           The description of the Registrant’s common stock, par value $.01 per share (“Common Stock”), which is contained in Amendment No. 2 to Form S-1, filed by the Registrant on July 19, 2006, including any amendment or report filed for the purpose of updating such description.

(e)           All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation.  The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of its directors, officers, and any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable to the full extent permitted by Delaware law.

The Amended and Restated Certificate of Incorporation provides that no person shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)             to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Meridian, Idaho, on this 15th day of February, 2008.

MWI VETERINARY SUPPLY, INC.

By:	/s/ James F. Cleary, Jr.
James F. Cleary, Jr.
(Director, President and Chief Executive Officer)

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Cleary, Jr. and Mary Patricia B. Thompson, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ James F. Cleary, Jr.	Director, President and Chief
James F. Cleary, Jr.	Executive Officer (Principal Executive
Officer)

/s/ Mary Patricia B. Thompson	Senior Vice President of Finance and
Mary Patricia B. Thompson	Administration, Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Keith E. Alessi	Director
Keith E. Alessi

/s/ Bruce C. Bruckmann	Director
Bruce C. Bruckmann

/s/ John F. McNamara	Director
John F. McNamara

/s/ A. Craig Olson	Director
A. Craig Olson

/s/ Robert N. Rebholtz	Director
Robert N. Rebholtz

/s/ William J. Robison	Director
William J. Robison

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)